Exhibit 99.1

December 9, 2024

Sonnet BioTherapeutics Announces $3.9 Million Registered Direct Offering and Concurrent Private Placement Priced At- The-Market Under Nasdaq Rules

PRINCETON, NJ, Dec. 09, 2024 (GLOBE NEWSWIRE) — Sonnet BioTherapeutics Holdings, Inc. (the “Company” or “Sonnet”) (NASDAQ:SONN), a clinical-stage company developing targeted immunotherapeutic drugs, announced today that it has entered into a definitive agreement with institutional investors for the purchase and sale of an aggregate of 1,085,325 shares of its common stock (or common stock equivalents in lieu thereof) (the “Registered Direct Shares”) and warrants to purchase up to an aggregate of 1,085,325 shares of common stock (the “Registered Direct Warrants”), in a registered direct offering. Each share of common stock (or pre-funded warrant in lieu thereof) is being sold in the registered direct offering together with one common warrant at a combined offering price of $2.23, priced at- the-market under the rules of the Nasdaq Stock Market. The Registered Direct Warrants will have an exercise price of $2.10 per share, are immediately exercisable and will expire five years from the date of issuance. The Company has also entered into a definitive agreement with an existing investor, in a concurrent private placement, for the purchase and sale of an aggregate of 673,000 shares of its common stock (or common stock equivalents in lieu thereof) (the “PIPE Shares”) and warrants to purchase up to an aggregate of 673,000 shares of common stock (the “PIPE Warrants”). Each share of common stock (or pre-funded warrant in lieu thereof) is being sold in the private placement offering together with one common warrant at a combined offering price of $2.23, priced at-the-market under the rules of the Nasdaq Stock Market. The PIPE Warrants will have an exercise price of $2.10 per share, are immediately exercisable and will expire five years from the date of issuance.

The closing of the registered direct offering and the concurrent private placement is expected to occur on or about December 10, 2024, subject to the satisfaction of customary closing conditions.

Chardan is acting as the exclusive placement agent for the registered direct offering and the concurrent private placement.

The gross proceeds to the Company from the registered direct offering and the concurrent private placement are expected to be approximately $3.9 million, before deducting the placement agent’s fees and other offering expenses payable by the Company. The Company intends to use the net proceeds for research and development, including clinical trials, working capital and general corporate purposes.

The Registered Direct Shares are being offered and sold by the Company in a registered direct offering pursuant to a “shelf” registration statement on Form S-3 (File No. 333- 251406) that was originally filed with the Securities and Exchange Commission (the “SEC”) on December 22, 2023, and declared effective on January 4, 2024. The offering of such securities in the registered direct offering is being made only by means of a prospectus supplement that forms a part of the effective registration statement. A final prospectus supplement and the accompanying base prospectus relating to the registered direct offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Electronic copies of the final prospectus supplement and the accompanying base prospectus may also be obtained, when available, from Chardan Capital Markets, LLC, 17 State Street, Suite 2130, New York, New York 10004, at (646) 465-9000, or by email at vdealwis@chardan.com.

The PIPE Shares, the PIPE Warrants and the Registered Direct Warrants and the shares underlying the PIPE Warrants and the Registered Direct Warrants described above are being offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and Regulation D promulgated thereunder and have not been registered under the Act, or applicable state securities laws. Accordingly, the PIPE Shares, the PIPE Warrants, the Registered Direct Warrants and the shares of common stock underlying the PIPE Warrants and the Registered Direct Warrants may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Sonnet BioTherapeutics Holdings, Inc.

Sonnet is an oncology-focused biotechnology company with a proprietary platform for innovating biologic drugs of single or bifunctional action. Known as FHAB (Fully Human Albumin Binding), the technology utilizes a fully human single chain antibody fragment (scFv) that binds to and “hitch-hikes” on human serum albumin (HSA) for transport to target tissues. Sonnet’s FHAB was designed to specifically target tumor and lymphatic tissue, with an improved therapeutic window for optimizing the safety and efficacy of immune modulating biologic drugs. FHAB is the foundation of a modular, plug-and-play construct for potentiating a range of large molecule therapeutic classes, including cytokines, peptides, antibodies, and vaccines.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the closing of the registered direct offering and the concurrent private placement and the expected use of proceeds, the outcome of the Company’s clinical trials, the Company’s cash runway, the Company’s product development, clinical and regulatory timelines, market opportunity, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities and other statements that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company’s filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

JTC Team, LLC

Jenene Thomas

908.824.0775

SONN@jtcir.com

Source: Sonnet BioTherapeutics Holdings, Inc.

Source: Sonnet BioTherapeutics Holdings, Inc.